FOR IMMEDIATE RELEASE

NORDSON CORPORATION ANNOUNCES CHANGES TO ITS EXECUTIVE
MANAGEMENT TEAM

WESTLAKE, Ohio – February 22, 2007 – Nordson Corporation (Nasdaq: NDSN) today announced changes to its executive leadership team. The changes include the promotion of Robert A. Dunn to senior vice president and the election of Shelly Peet, Gregory Thaxton and Robert Veillette as corporate vice presidents.

Robert A. Dunn has been named senior vice president, with responsibility for the company’s Advanced Technology Systems segment and corporate development function. Dunn has been with Nordson since 1971. He was elected a vice president in charge of the Advanced Technology segment in 1998. Dunn holds a bachelor’s degree in business administration from the University of Cincinnati. He will continue to report to Edward P. Campbell, chairman and chief executive officer.

Shelly Peet has been elected vice president, chief information officer. In her new position, she will be in charge of the company’s global information systems, corporate communications and community relations departments. She will join the company’s executive leadership team. Peet joined Nordson as chief information officer in September 2003 from TRW Inc. She holds a bachelor’s degree in physics from Wittenberg University and bachelor’s and master’s degrees in systems engineering from Case Western Reserve University. Peet will continue to report to Peter Hellman, president and chief financial and administrative officer.

Gregory Thaxton has been elected vice president, controller. In this position, he will serve as Nordson’s chief accounting officer and will lead the group controllers across Nordson’s 14 businesses worldwide. Thaxton joined Nordson in 1989 and was named corporate controller and a member of the executive leadership team in February 2006. He holds a bachelor’s degree in accounting from Miami University and a master’s degree in business administration from Baldwin-Wallace College. Thaxton will continue to report to Hellman.

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Robert Veillette has been elected vice president, general counsel. In this role, Veillette will lead the corporate law department, which includes both the general and intellectual property law functions. Additionally, he will become a member of the executive leadership team. Veillette joined Nordson’s legal department in 1985 as an attorney. Most recently, he served as assistant general counsel and secretary. Veillette holds a bachelor’s degree in economics from the University of Pittsburgh and a Juris Doctor degree from the University of Akron. He will continue as secretary, reporting to Hellman.

“I am pleased with the election of these four talented individuals to important management positions within Nordson,” said Edward P. Campbell, chairman and chief executive officer. “Their skills and management expertise make them strong contributors to Nordson’s executive leadership team.”

Photos of all four individuals are available for download at www.nordson.com.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems used for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,800 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact:	Derrick Johnson, Director, Corporate Communications
Phone:	440.414.5639
E-mail:	djohnson@nordson.com